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               CRAFTMADE INTERNATIONAL, INC. AND ITS SUBSIDIARIES
                                   EXHIBIT 21


The following schedule lists the subsidiaries of Craftmade International, Inc., a Delaware corporation, as of August 31, 2002:


Corporate Name                                          State of Organization
--------------                                          ---------------------
Durocraft International, Inc.                           Texas
C/D/R Incorporated                                      Delaware
Trade Source International, Inc. (TSI)                  Delaware
TSI Prime Asia Limited                                  Hong Kong
Elitex Development Limited                              Hong Kong
Prime/Home Impressions, LLC
   (in which TSI owns a 50% interest)                   North Carolina
Design Trends, LLC
   (in which Craftmade owns a 50% interest)             Delaware